Exhibit 99.1
NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES, INC. REPORTS DECEMBER
COMPARABLE STORE SALES INCREASE FOUR PERCENT
PEMBROKE PINES, FL., January 5, 2006. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the five weeks ended December 31, 2005 comparable store sales rose four percent, in contrast to the five-week period ended January 1, 2005 when comparable store sales rose five percent. Total sales during the five-week period ended December 31, 2005 increased three percent to $231,454,000 compared with $224,024,000 for the comparable five-week period last year.
Comparable store sales results for December 2005 compared to December 2004 were as follows:
•	Claire’s North America: positive mid single digits

•	Claire’s International: positive low single digits

•	Icing by Claire’s: positive mid single digits
Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange, with December 2005 revenues reflecting the strengthening of the U.S. dollar compared to December 2004.
Co-Chairman and Co-CEO Bonnie Schaefer stated that, “Comparable store sales remained positive at our International division during December. Unfortunately, sales were negatively impacted on crucial shopping days between Christmas and New Year’s. Unusually severe weather conditions in both continental Europe and the United Kingdom had the effect of curtailing traffic. Once the storms subsided, traffic quickly returned to more normal levels.”
Co-Chairman and Co-CEO Marla Schaefer stated that, “Our predictions for a late shopping season were absolutely on target. Traffic during the first two weeks of December was modest compared to the remaining three weeks. Furthermore, purchases of gift cards exceeded last year’s levels, continuing the trend of shifting sales into January. In general, we are pleased with our performance in light of the widespread retail industry uncertainty surrounding this Christmas season.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2006	FY 2005	CHANGE	CHANGE
February	$88,139	$82,229	7%	6%
March	$119,692	$105,782	13%	10%
April	$94,962	$93,580	1%	(2%)
May	$94,593	$89,239	6%	3%
June	$124,336	$116,757	6%	4%
July	$105,838	$99,227	7%	7%
August	$110,717	$98,990	12%	10%
September	$116,366	$105,884	10%	8%
October	$100,351	$91,828	9%	8%
November	$101,433	$97,325	4%	5%
December	$231,454	$224,024	3%	4%
Year-to-Date	$1,287,881	$1,204,865	7%	6%
Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of December 31, 2005, Claire’s Stores, Inc. operated approximately 2,900 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 172 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 81 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.
Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.
Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com